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                                                                    EXHIBIT 11.1

                              MASTECH CORPORATION
         CALCULATION OF PRO FORMA NET INCOME PER SHARE OF COMMON STOCK
                 (Dollars in thousands, except per share data)

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
                                                                                                       Nine months ended
                                                                Year ended December 31,                   September 30
                                                       -----------------------------------------    --------------------------
                                                          1993           1994           1995           1995           1996
Weighted average common shares....................      18,200,000     18,200,000     18,200,000     18,200,000     18,200,000
Dilutive effect of stock issued within one
  year of the offering............................          54,600         54,600         54,600         54,600         54,600
Effect of shares sufficient to replace capital
  in excess of earnings withdrawn as
  dividends.......................................               -              -              -              -        410,867
                                                       -----------    -----------    -----------    -----------    -----------

Total weighted average shares.....................      18,254,600     18,254,600     18,254,600     18,254,600     18,665,467
                                                       ===========    ===========    ===========    ===========    ===========

Pro forma net income..............................     $     1,634    $     6,855    $    11,072    $     8,202    $     6,229
                                                       ===========    ===========    ===========    ===========    ===========

Pro forma net income per share of
  common stock....................................     $      0.09    $      0.38    $      0.61    $      0.45    $      0.33
                                                       ===========    ===========    ===========    ===========    ===========
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